Exhibit 99.1

CONTACT:    Allen Danzey
        Chief Financial Officer
        706-876-5814
        allen.danzey@dixiegroup.com

THE DIXIE GROUP ANNOUNCES TERMINATION OF SALE AND LEASEBACK AGREEMENT

DALTON, GEORGIA (July 26, 2023) - The Dixie Group, Inc. (NASDAQ: DXYN) today announced termination of the previously announced agreement for the sale and leaseback of its distribution facility in Adairsville, Georgia. The termination of the agreement was the result of a proposed change in the terms of the purchase by the buyer that the Company deemed unacceptable.

In accordance with its previously announced plan, the Company will continue to pursue a sale leaseback opportunity for one of its facilities with other investors.

Commenting on the announcement, Dan Frierson, the Company’s Chief Executive Officer said, “Although it is unfortunate that our potential buyer for the Adairsville facility changed the terms of the agreement, to terms we did not find acceptable, we are moving forward with our plan to enter into a sale leaseback transaction. We are currently working with multiple parties who have expressed interest in purchasing one of our facilities. The funds expected to be generated by this transaction will be used to further strengthen our balance sheet by reducing the Company’s outstanding debt, better positioning us for future growth.”

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, availability of raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.
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